CAPITAL ONE MASTER TRUST (RECEIVABLES)
MONTHLY PERIOD : October 2002

Beginning of the Month Principal Receivables :		26,005,577,161.06

Beginning of the Month Finance Charge Receivables :		913,533,519.71

Beginning of the Month Discounted Receivables :		0.00

Beginning of the Month Total Receivables :		26,919,110,680.77

Removed Principal Receivables :		0.00

Removed Finance Charge Receivables :		0.00

Removed Total Receivables :		0.00

Additional Principal Receivables :		0.00

Additional Finance Charge Receivables :		0.00

Additional Total Receivables :

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		25,494,596,568.29

End of the Month Finance Charge Receivables :		902,280,084.16

End of the Month Discounted Receivables :		0.00

End of the Month Total Receivables :		26,396,876,652.45

Excess Funding Account Balance		0.00

Adjusted Invested Amount of all Master Trust Series		23,410,382,688.82

End of the Month Seller Percentage		8.18%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES) MONTHLY PERIOD : October 2002	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :

30 - 59 Days Delinquent	441,053.00	476,979,511.46

60 - 89 Days Delinquent	285,769.00	329,527,584.39

90 + Days Delinquent	608,417.00	737,949,525.69

Total 30 + Days Delinquent	1,335,239.00	1,544,456,621.54

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.85%

Defaulted Accounts During the Month	182,081.00	142,431,794.23

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.57%

*	See note on last page of the report

CAPITAL ONE MASTER TRUST (COLLECTIONS) MONTHLY PERIOD : October 2002	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate	4,478,774,221.54	16.64%

Collections of Principal Receivables and Principal Payment Rate	3,987,180,903.62	15.33%

Prior Month Billed Finance Charge and Fees	381,003,915.21

Amortized AMF Income	28,316,678.82

Interchange Collected	49,434,855.87

Recoveries of Charged Off Accounts	38,316,029.19

Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	497,071,479.09	22.94%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)

MONTHLY PERIOD : October 2002

Beginning Unamortized AMF Balance		149,790,614.42

+ AMF Slug for Added Accounts	0.00

+ AMF Collections	22,838,517.65

- Amortized AMF Income	28,316,678.82

Ending Unamortized AMF Balance		144,312,453.25

/s/ Tom Feil

Tom Feil

Director, Capital Markets

*	For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.